Exhibit 10.43

AMENDMENT AGREEMENT

Amendment No. 4 to Loan Agreement

Amendment to Amended and Restated Promissory Note

This AMENDMENT AGREEMENT dated as of August 31, 2009 (the “Amendment”), is executed by and between NEOGEN CORPORATION, a Michigan corporation (the “Borrower”) and BANK OF AMERICA, N.A., successor by merger to LaSalle Bank Midwest National Association, a national banking association (the “Bank”).

R E C I T A L S:

A. In conjunction with certain loans or other financial accommodations extended by the Bank to the Borrower, the parties hereto have entered into a Loan Agreement dated December 16, 2005, as amended by Amendment Agreements dated April 25, 2007, January 9, 2008 and December 26, 2008, respectively (as amended, the “Loan Agreement”). All capitalized terms used in this Amendment and not defined herein shall have the meanings given to them in the Loan Agreement.

B. The revolving loans extended to the Borrower by the Bank under the Loan Agreement are evidenced by an Amended and Restated Promissory Note dated December 26, 2008 in the stated principal amount of $10,000,000 (the “Note”).

C. The Borrower has requested a modification to certain of the terms and provisions of the Loan Agreement and the Bank is agreeable thereto, on the terms and conditions herein provided.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein and other good and valuable consideration the receipt and sufficiency whereof are hereby acknowledged, Borrower and the Bank hereby agree as follows:

1. Amendments to Loan Agreement. The Loan Agreement is hereby amended in the following respects only:

a. The following new Section 2.2 is hereby added to the Loan Agreement (and the heading reference “Section 2.2 Reserved” is hereby removed):

2.2 Alternative Currency Advances.

(a) Commitment to Advance in Alternative Currency. The Bank hereby agrees to make Revolving Loans in an Alternative Currency, at the Borrower’s request from time to time prior to the Revolving Loan Maturity Date and subject to the terms and conditions stated in this Section 2.2.

(b) Alternative Currency Sublimit; Overall Limit. Notwithstanding anything to the contrary in this Agreement or in any of the Loan Documents: (i) the Dollar Equivalent of the aggregate outstanding principal amount of Revolving Loans denominated in an Alternative Currency shall at no time exceed the Alternative Currency Sublimit; and (ii) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Loans (including Revolving Loans denominated in an Alternative Currency and Revolving Loans denominated in Dollars) shall at no time exceed the Revolving Loan Commitment.

(c) Interest; Payments. Notwithstanding anything to the contrary in the Note, all Revolving Loans denominated in an Alternative Currency shall bear interest at the Eurocurrency Rate, plus 1.25%. Such interest shall be calculated on a basis of a year of 360 days based upon the actual number of days outstanding; provided, however that if the Bank shall determine (in its sole discretion) that market practice with respect to an Alternative Currency shall dictate an alternative method of interest computation, interest on Revolving Loans denominated in an Alternative Currency shall be computed in accordance with such market practice. Interest on each Revolving Loan denominated in an Alternative Currency shall be due and payable in arrears on the last day of each Interest Period. All outstanding principal on Revolving Loans denominated in an Alternative Currency shall be due and payable in full on the Revolving Loan Maturity Date. Revolving Loans denominated in an Alternative Currency may be prepaid in whole or in part at any time; provided, however, that if any such Revolving Loans are prepaid on a date other than the last day of an Interest Period, the Borrower shall in connection with such prepayment compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the amount prepaid or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each prepaid amount by a matching deposit or other borrowing in the applicable interbank market, whether or not the amount was in fact so funded.

(d) Payment Currency; Notice of Prepayment. All payments by the Borrower with respect to principal and interest on Revolving Loans denominated in an Alternative Currency shall be made at the Alternative Currency Payment Office, in Same Day Funds on the date due. All such payments shall be made in the Alternative Currency; provided, however that if, for any reason, the Borrower is prohibited by any applicable law from making any required payment on the Revolving Loans in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Notwithstanding the foregoing the Bank may, at any time in its sole discretion, direct that all payments on Revolving Loans denominated in an Alternative Currency shall be made in the United States. The Borrower shall provide written notice (in a form satisfactory to the Bank) of any prepayment of principal on a Revolving Loan denominated in an Alternative Currency, not later than 3:00 p.m. Lansing, Michigan time, four (4) Business Days prior to the date of proposed prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(e) Lending Office. The Bank may, in its sole discretion, fund Revolving Loans denominated in Sterling from a lending office located in the United Kingdom. In such case, the Borrower shall pay to the Bank, together with and as and when interest on such Revolving Loans is due and payable, any and all Mandatory Costs due from or payable by such lending office relating to or resulting from funding or maintaining such Revolving Loans. If at any time the Bank shall reasonably determine that the Mandatory Costs (calculated as provided under this Agreement) shall fail to represent the actual cost to the Bank or its applicable lending office of complying with the requirements of the Bank of England or any applicable governmental authority with respect to the funding and maintenance of advances in the Alternative Currency, the Borrower shall, upon request of the Bank, pay to the Bank such additional amounts as will compensate the Bank or its lending office for such additional costs incurred.

(f) Suspension of Commitment. The Bank’s commitment to fund Revolving Loans denominated in an Alternative Currency shall automatically be suspended in the event that: (i) the making or maintenance of Revolving Loans at a rate based upon the Eurocurrency Rate would violate any applicable law, rule, regulation or directive, whether or not having the force of law; (ii) United States dollar deposits in the principal amount, and maturity for funding the Revolving Loans are not available in the London Interbank Eurodollar market in the ordinary course of business; (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the Eurocurrency Rate; or (iv) the Eurocurrency Rate does not accurately reflect the cost to the Bank of the Revolving Loans. In any such case the Borrower shall repay any Revolving Loans denominated in an Alternative Currency, together with interest thereon, either on the last day of the Interest Period therefor (if the Bank may lawfully continue to maintain such Revolving Loans to such day), or immediately, if the Bank may not lawfully continue to maintain such Revolving Loans, and any and all future Revolving Loans shall be denominated in Dollars. In addition, following the Revolving Loan Maturity Date or an Event of Default, the Bank may demand that any Revolving Loans denominated in an Alternative Currency be repaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof on the last day of the then current Interest Period with respect thereto.

(g) Currency Equivalents. Wherever in this Agreement an amount, such as a required minimum or multiple amount, is expressed in Dollars but such amount is applicable to a Revolving Loan denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Bank.

(h) Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Bank may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

b. Section 2.1(c)(i) (“Revolving Loan Mandatory Prepayments”) of the Loan Agreement is hereby amended by restating the second sentence thereof in its entirety to read as follows: “In the event that at any time: (i) the Dollar Equivalent of the aggregate outstanding principal balance of Revolving Loans denominated in an Alternative Currency shall exceed the

Alternative Currency Sublimit; or (ii) the Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Loans (including Revolving Loans denominated in an Alternative Currency and Revolving Loans denominated in Dollars) shall exceed the Revolving Loan Commitment, the Borrower shall, upon notice from the Bank, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess.”

c. The following new Section 3.6 is hereby added to the Loan Agreement:

3.6 Alternative Currency Advances. In the case of a Revolving Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Bank would make it impracticable for such Revolving Loan to be denominated in the relevant Alternative Currency.

d. The following two new sentences are hereby added at the end of Section 5.1 (“Borrowing Procedures”) of the Loan Agreement: “Notwithstanding the foregoing, however, a request for a Revolving Loan to be funded in an Alternative Currency must be received by the Bank no later than 3:00 p.m. Lansing, Michigan time, four (4) Business Days prior to the requested date of funding. All requests for Revolving Loans, whether in Dollars or in an Alternative Currency, shall be accompanied by a completed Borrowing Notice in the form of Exhibit A attached hereto.”

e. The following new definitions are hereby added to Section 1.1 of the Loan Agreement:

“Alternative Currency” means Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Payment Office” means, with respect to an Alternative Currency, such lending office or other address or account as the Bank may from time to time designate, by notice to the Borrower, that payments in such Alternative Currency are to be made. If no Alternative Currency Payment Office has been designated by the Bank, all payments that are required to be made in an Alternative Currency shall be made in the manner otherwise provided under the Loan Documents for payments on the Revolving Loans.

“Alternative Currency Sublimit” means an amount equal to Two Million Dollars ($2,000,000). The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Loan Commitment.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eurocurrency Rate” means, for any Interest Period with respect to a Revolving Loan denominated in an Alternative Currency, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Bank from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Bank to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Revolving Loan being made and with a term equivalent to such Interest Period would be offered by the Bank’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Interest Period” means, as to each Revolving Loan denominated in an Alternative Currency, the period commencing on the date such Revolving Loan is disbursed and ending on the date one month thereafter; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Revolving Loan Maturity Date.

Each Interest Period shall automatically renew at the conclusion thereof for another Interest Period of the same length.

“Mandatory Costs” means with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.

“Revaluation Date” means each of the following: (i) each date of an advance of a Revolving Loan denominated in an Alternative Currency, (ii) the first day of each Interest Period following the initial Interest Period, with respect to a Revolving Loan denominated in an Alternative Currency, and (iii) such additional dates as the Bank shall determine.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Spot Rate” for a currency means the rate determined by the Bank to be the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Bank may obtain such spot rate from another financial institution designated by the Bank if the Bank acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” means the lawful currency of the United Kingdom.

f. The following new Section 12.23 is hereby added to the Loan Agreement:

12.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Judgment Currency, the Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Bank from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Bank in such currency, the Bank agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

g. “Schedule 1.1” attached to this Amendment is hereby added to and incorporated in the Loan Agreement as a Schedule thereto.

h. “Exhibit A” attached to this Amendment is hereby added to and incorporated in the Loan Agreement as “Exhibit A” thereto.

2. Amendments to Note. The Note is hereby amended in the following respects only:

a. Notwithstanding anything to the contrary in the Note, all advances on the Note that are denominated in an “Alternative Currency” (as defined in the Loan Agreement) shall bear interest and shall be repaid as provided in Section 2.2 of the Loan Agreement.

b. The Note evidences the “Revolving Loans” made under the Loan Agreement. The Borrower promises to pay all Revolving Loans from time to time outstanding, whether denominated in United States Dollars or in an Alternative Currency, even if the “Dollar Equivalent” (as defined in the Loan Agreement) thereof shall exceed the stated principal amount of the Note.

c. The following new paragraph is hereby added to the Note:

Prepayment. This Note may be prepaid from time to time as provided in Section 2.1(c)(ii) of the Loan Agreement. Mandatory prepayments on this Note shall be due as and when provided in Section 2.1(c)(i) of the Loan Agreement.

d. The “Other Documents” section of the Note is hereby restated in its entirety as follows:

Other Documents. This Note has been executed pursuant to the Loan Agreement between the Borrower and the Bank dated as of December 16, 2005, as amended (the “Loan Agreement”). In the event of any conflict between the terms of the Loan Agreement and the terms of this Note, the terms of this Note shall control; provided, however that the provisions of Section 2.2 of the Loan Agreement shall govern notwithstanding anything to the contrary in this Note.

3. Representations and Warranties. To induce the Bank to enter into this Amendment, the Borrower hereby certifies, represents and warrants to the Bank that:

a. Organization. The Borrower is duly organized, existing and in good standing under the laws of its State of organization, with full and adequate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The organizational documents and authorizing resolutions of the Borrower have not been changed or amended since the most recent date that copies thereof were delivered to the Bank. The exact legal name of the Borrower is as set forth in the first paragraph of this Amendment.

b. Authorization. The Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow monies under the Loan Documents, as amended hereby, and to perform its obligations under the Loan Documents, as amended hereby.

c. No Conflicts. The execution and delivery of this Amendment and the performance by the Borrower of its obligations under the Loan Documents, as amended hereby, do not and will not conflict with any provision of law or of the Borrower’s organizational documents or of any agreement binding upon the Borrower.

d. Validity and Binding Effect. The Loan Documents, as amended hereby, are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

e. Compliance with Loan Agreement. The representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof.

f. No Event of Default. As of the date hereof, unless waived herein, no Event of Default under the Loan Documents, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

4. Conditions Precedent. This Amendment shall become effective as of the date above first written after receipt by the Bank of the following:

a. Amendment. This Amendment executed by the parties hereto.

b. New Line of Credit Note. The New Line of Credit Note, executed by the Borrower and made payable to the order of the Bank.

c. Other Documents. Such other documents, certificates, resolutions and/or opinions of counsel as the Bank may request.

5. General.

a. Governing Law; Severability. This Amendment shall be construed in accordance with and governed by the laws of Michigan. Wherever possible each provision of the Loan Documents and this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Loan Documents and this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Loan Documents and this Amendment.

b. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and the successors and assigns of the Bank.

c. Continuing Force and Effect of Loan Documents. Except as specifically modified or amended by the terms of this Amendment, all other terms and provisions of the Loan Documents, in all respects, shall continue in full force and effect. The Borrower, by execution of this Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Documents.

d. Expenses. The Borrower shall pay all costs and expenses in connection with the preparation of this Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Bank or any affiliate or parent of the Bank. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

e. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

f. USA PATRIOT ACT NOTICE. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Amendment Agreement as of the date first above written.

Borrower:

NEOGEN CORPORATION, a Michigan corporation

By:
Name:	Richard R. Current
Title:	Vice President and Chief Financial Officer

Bank:

BANK OF AMERICA, N.A., successor by merger to LaSalle Bank Midwest National Association, a national banking association

By:
Name:	James R. Spoelma
Title:	Senior Vice President

SCHEDULE 1.1

MANDATORY COST FORMULA

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate the Bank for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Bank shall calculate, as a percentage rate, a rate (the “Mandatory Cost”) in accordance with the paragraphs set out below. The Bank will, at the request of the Borrower, deliver to the Borrower a statement setting forth the calculation of any Mandatory Cost.

3.	The Mandatory Cost with respect to any loans made from a lending office in the United Kingdom will be calculated by the Bank as follows:
(a)	in relation to any Revolving Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Revolving Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the Eurocurrency Rate with respect to the relevant Interest Period.

“C”	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Bank on interest bearing Special Deposits.

“E”	is designed to compensate the Bank for amounts payable under the Fees Rules, expressed in pounds per £1,000,000.

4.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6.	If requested by the Borrower, the Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Borrower the rate of charge payable by the Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by the Bank as being the average of the Fee Tariffs applicable to the Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of the Bank.

7.	Any determination by the Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost, or any amount payable by the Borrower hereunder shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

8.	The Bank may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1 Page 2

EXHIBIT A

Form of Borrowing Notice

Date:                     ,

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Loan Agreement dated December 16, 2005, as amended (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Neogen Corporation (the “Borrower”) and Bank of America, N.A.

The Borrower hereby requests a borrowing of Revolving Loans as follows:

1.	On (a Business Day).

2.	In the amount of .

3.	In the following currency: .

The requested Revolving Loans comply with the borrowing limitations set forth in Sections 2.1(a) and 2.2(b) of the Agreement.

NEOGEN CORPORATION

By:
Name:
Title: